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                                                                     EXHIBIT 4.3


                           OPTION ROLLOVER AND LOCK-UP
                                    AGREEMENT


         THIS OPTION ROLLOVER AND LOCK-UP AGREEMENT (the "Agreement") is made as of May 4, 2000, between GALEN HOLDINGS PUBLIC LIMITED COMPANY, a public limited company organized under the laws of Northern Ireland (the "Company"), and Roger
M. Boissonneault ("Executive").


                                    RECITALS


                  WHEREAS, Executive is currently employed by Warner Chilcott Public Limited Company ("Warner"); and

                  WHEREAS, Executive holds options to purchase 125,000 shares of common stock of Warner (the "WC OPTIONS") pursuant to the Warner Chilcott plc Incentive Share Option Scheme (the "WC OPTION SCHEME"); and

                  WHEREAS, Executive holds warrants to purchase 150,000 shares of common stock of Warner, pursuant to certain Warrant Agreements by and between Executive and Warner (the "WARRANTS"); and

                  WHEREAS, the Company and Warner have entered into a transaction agreement pursuant to which the Company will exchange all of the outstanding securities of Warner for ordinary shares in the Company pursuant to a scheme of arrangement pursuant to Section 201 of the Irish Companies Act (the "ACQUISITION");

                  WHEREAS, pursuant to the terms of the WC Option Scheme and an Employment Agreement, dated August 1, 1999 by and between Warner and the Executive upon consummation of the Acquisition, the Executive shall be fully vested in all WC Options; and

                  WHEREAS, on February 28, 2000 the Executive entered into an arrangement with Warner to receive 100,000 options to purchase ordinary shares of Warner (the "Pending Options"); and

                  WHEREAS, Executive and the Company have agreed to enter into an Employment Agreement dated May 4, 2000 (the "EMPLOYMENT AGREEMENT") by and between the Executive and Warner Chilcott, Inc. ("Warner Chilcott U.S."), pursuant to which the Executive will be employed by Warner U.S. after the Acquisition; and

                  WHEREAS, the Company and the Executive mutually desire to enter into this Agreement regarding the exercise and treatment of Executive's WC Options and the Warrants in connection with the Acquisition and the shares of the stock to be acquired upon the exercise of the WC Options and the Warrants.


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                  NOW, THEREFORE, in consideration of the Employment Agreement and the mutual covenants and agreements contained herein, the parties agree as follows:

1.       VESTING AND OPTION ROLLOVER.

         (a) Executive and the Company hereby agree that upon the Acquisition all of the Executive's WC Options and Warrants, to the extent not all ready vested, shall become fully vested and exercisable.

         (b) Each WC Option and Warrant which is outstanding and unexercised immediately prior to the effective time of the Acquisition shall cease to represent a right to acquire shares of Warner common stock ("WC STOCK") and shall automatically become the right to purchase the number of shares of Company common stock ("COMPANY STOCK") into which the shares of WC Stock subject to such WC Option and/or Warrant would have been converted into at the effective time of the Acquisition (rounded down to the nearest full number of shares of Company Stock) for an exercise price equal to the result of dividing the per share exercise price of such WC Option and/or Warrant by the exchange ratio in the Acquisition (rounded down to the nearest full cent). Except for the adjustments provided for in this Section 1 the WC Options shall continue to be governed by, and be subject to, the terms of the WC Option Scheme and agreements pursuant to which such WC Options and Warrants were granted.

2.       LOCK UP.

         The Executive hereby undertakes that from the date of issue until the date of publication of the interim financial results of the Company for the six month period ending 31 March 2001, he/she shall not exercise or transfer any of the WC Options and/or Warrants or any such options or warrants over company stock issued to the Executive pursuant to section 1(b) hereof (the "RESTRICTED OPTIONS") except with the prior written consent of an independent majority of the Board of the Company, which such consent will not be unreasonably withheld or delayed. For this purpose , "dispose" shall include charging, selling, transferring, pledging, encumbering, assigning or other similar effect.

         Notwithstanding the foregoing, in the event the Executive is terminated pursuant to sub-sections 4(a), (b), (c), (d), (f), (i) or (g) of his Employment Agreement prior to the expiry of the aforementioned lock up period, this lock up provision shall cease to be effective and Executive shall be free to exercise or transfer all or any of the Restricted Options.

         In the event that a Change in Control of Galen occurs prior to the expiry of this lock-up period, this undertaking shall cease and determine with immediate effect. For the purposes of this section "Change in Control" shall be deemed to have occurred if any person (or persons "acting in concert" as defined in the UK's City Code on Takeovers and Mergers) obtains "control" (as that term is defined in s.840 of the UK Income and Corporation Taxes Act 1988) of Galen and that control is unconditional in all respects; but excluding any reconstruction or amalgamation of Galen.


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3.       PENDING OPTIONS.

         Executive hereby waives all right to the Pending Options. In consideration for such waiver, the Company hereby agrees to grant to Executive an option to purchase ordinary shares of the Company, as set forth in the Employment Agreement.

4.       NO CONTRADICTION AND COMPLETE AGREEMENT.


No action taken by the Board of Warner or the compensation committee of that Board on or after the date of this Agreement in relation to the WC Option Scheme shall apply to the WC Options, if such action would otherwise contradict with the provisions of this Agreement. This Agreement, together with any other agreements referred to herein, constitutes the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

5. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

6. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

7. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8. CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

9. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

10. TERMINATION. This Agreement shall automatically terminate in the event the Transaction Agreement is terminated in accordance with its terms.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       GALEN HOLDINGS PLC


                                       [JOHN A. KING] SIGNED
                                       ---------------------
                                       NAME:             JOHN KING
                                       TITLE:            CHIEF EXECUTIVE OFFICER


                                       EXECUTIVE:

                                       [ROGER BOISSONNEAULT] SIGNED
                                       ----------------------------
                                       ROGER M. BOISSONNEAULT